UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

  Date of report (Date of earliest event reported): October 25, 2012

Access Pharmaceuticals, Inc.
------------------------------------------------------
(Exact name of registrant as specified in its charter)

    Delaware                              0-9314                          83-0221517
------------------------          ------------------------          -------------------
(State of Incorporation)    (Commission File Number)   (I.R.S. Employer
                                                                                                Identification No.)

2600 Stemmons Freeway, Suite 176, Dallas, Texas             75207
----------------------------------------------------------           ---------
        (Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code: (214) 905-5100
--------------

Item 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Item 3.02  UNREGISTERED SALES OF EQUITY SECURITIES
Item 3.03   MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS
Item 5.03  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR
         -------------------------------------------------------------

On October 25, 2012, we entered into a Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with existing investors whereby we agreed to sell 1,000 shares of a newly created series of our preferred stock, designated “Series B Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series B Preferred Stock”) and agreed to issue warrants to purchase 20,000,000 shares of our common stock at an exercise price of $0.50 per share, for an aggregate purchase price of $10,000,000.The financing consisted of $4,703,000 of new investment and the conversion of approximately $5,297,000 of outstanding dividends payable on our Series A Preferred Stock. Certain terms of the Series B Preferred Stock are senior in right to the Company’s outstanding Series A Preferred Stock.  The Series B financing was approved by the requisite percentage of the holders of the Company’s Series A Preferred Stock and closed on October 25, 2012.

The Company relied upon Section 4(2) and Rule 506 of the Securities Act of 1933, as amended, as exemptions from registration of the shares issued in the financing.

Series B Preferred Stock

The shares of Series B Preferred Stock issued upon closing are convertible at the option of the holder into shares of our common stock at a conversion price of $0.50 per share of common stock (the “Conversion Price”).  The Conversion Price is not subject to adjustment, except in cases of stock splits, stock dividends or similar transactions.

The Series B Preferred Stock is entitled to a liquidation preference, senior to the liquidation preference of the Series A Preferred Stock, equal to the greater of (i) (A) two times (2x) the Stated Value for the Series B Preferred Stock, plus any accumulated and unpaid dividends (whether or not declared) on the Series B Preferred Stock if such liquidation takes place prior to the fifth anniversary of the original issue date or (B) three times (3x) the Stated Value for the Series B Preferred Stock, plus any accumulated and unpaid dividends (whether or not declared) on the Series B Preferred Stock if such liquidation takes place on or after to the fifth anniversary of the original issue date, or (ii) the cash or other property distributable upon such liquidation with respect to the shares of Common Stock into which such shares of Series B Preferred Stock, including any accrued dividends thereon, could have been converted immediately prior to such payment. “Stated Value” shall mean $10,000 per share of Series B Preferred Stock, as it may be increased from time to time as set forth in the Certificate of Designations. The Series B Preferred Stock is also entitled to a dividend of 12% per annum, payable quarterly in cash or additional Stated Value, at the election of the majority holders at time of payment.

The Company has the right, but not the obligation, and with the written consent of the majority holders, to force conversion (“Mandatory Conversion”) of all, but not less than all, of the outstanding Series B Preferred Stock into common stock as long as the closing price of our common stock exceeds $5.00 for at least 20 consecutive trading days immediately prior to the conversion and the average daily trading volume is not less than 200,000 shares per day for at least 20 consecutive trading days immediately prior to such date on which the Company gives notice of such conversion.  The Company’s ability to cause a Mandatory Conversion is subject to certain other conditions, including that a registration statement covering the common stock issuable upon such Mandatory Conversion is in effect and able to be used.

The Series B Preferred Stock will vote together with the common stock on an as-if-converted basis.  The consent of the Series B Preferred Stock is required for the Company to take certain actions.

Common Stock Purchase Warrants

The common stock purchase warrants issued are for an aggregate of 20,000,000 shares of our common stock at an exercise price of $0.50. The warrants can also be exercised on a cashless basis. The warrants will expire six years from the date of issuance.

The warrant exercise price is subject to equitable adjustment for stock splits, dividends, combinations, and reorganizations only.

Investor Rights Agreement

At the closing, the Company and the investors executed an Investor Rights Agreement which requires us upon written notice from the majority holders to file with the Securities and Exchange Commission a “shelf “ registration statement for the resale of all or such maximum portion of the registrable securities as permitted by SEC guidance. The Company is required to use its best efforts to cause the registration statement covering these shares to be declared effective by the Securities and Exchange Commission.

 The above summary of the terms of the Series B Preferred Stock, Warrants, Purchase Agreement and Investor Rights Agreement is qualified in its entirety by reference to the terms of the Series B Preferred Stock contained in the Certificate of Designations, Rights and Preferences (which amended our Certificate of Incorporation), form of Warrant, Purchase Agreement and the Investors Rights Agreement which are filed as exhibits to this Form 8-K

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
           -----------------------------------------------

(d) Exhibits

Number	Title

10.1 10.2 10.3 10.4
Preferred Stock and Warrant Purchase Agreement
Investor Rights Agreement
Form of Warrant
Certificate of Designations, Rights and Preferences of Series B Cumulative Convertible Preferred Stock of Access Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Access Pharmaceuticals, Inc.
(Registrant)

By:   /s/ Stephen B. Thompson
       ------------------------------
       Stephen B. Thompson
       Vice President and
       Chief Financial Officer

Dated October 26, 2012

2